SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	February 15, 2007
(Date of earliest event reported)	February 15, 2007

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12202	93-1120873
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103-4298

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

We own a 50 percent interest in Northern Border Pipeline Company. We reflect our interest in Northern Border Pipeline Company as an investment in unconsolidated affiliates on our Consolidated Balance Sheets.

On February 14, 2007, Northern Border Pipeline Company disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission certain unaudited operating and financial information for the three and twelve months ended December 31, 2006 and 2005. Our share of Northern Border Pipeline Company’s operating results is reported as equity earnings from investments in our Consolidated Statements of Income and is $16.7 million and $72.4 million for the three and twelve months ended December 31, 2006, respectively. For those same periods, we received partner distributions of $24.4 million and $98.4 million, respectively.

The summarized unaudited operating and financial information disclosed by Northern Border Pipeline Company as of, and for the three and twelve months ended December 31, 2006 and 2005 is as follows:

	Three months ended December 31		Twelve months ended December 31
(unaudited)	2006	2005	2006	2005
Operating Results
Gas delivered (million cubic feet)	195,361	195,086	799,301	807,531
Average throughput (million cubic feet per day)	2,178	2,173	2,246	2,277

Financial Results (millions of U.S. dollars)
Operating revenues, net	$79.4	$80.1	$310.9	$321.7
Operating expenses
Operations and maintenance	13.6	10.1	49.5	39.5
Depreciation and amortization	14.7	14.9	58.7	58.1
Taxes other than income	7.3	7.9	31.5	31.3

Total operating expenses	35.6	32.9	139.7	128.9

Operating income	43.8	47.2	171.2	192.8
Interest expense, net	(10.6)	(10.7)	(43.1)	(42.6)
Other income	0.3	0.2	1.8	2.1

Net income	$33.5	$36.7	$129.9	$152.3

Capital Expenditures (millions of U.S. dollars)
Maintenance	$3.7	$6.3	$10.4	$18.3
Growth	$0.2	$5.3	$10.5	$10.3

Distributions to Partners (millions of U.S. dollars)	$48.8	$57.0	$178.8	$202.9

Summary Balance Sheet Data (millions of U.S. dollars)			December 31, 2006 (unaudited)	December 31, 2005
Total assets			$1,544.7	$1,604.7

Other current liabilities and reserves and deferred credits			49.8	60.8
Long-term debt (including current maturities)			619.8	628.9
Partners’ capital			874.1	912.7
Accumulated other comprehensive income			1.0	2.3

Total liabilities and partners’ equity			$1,544.7	$1,604.7

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Northern Border Pipeline Company’s net income for the three months ended December 31, 2006, was $3.2 million lower when compared with the same period in 2005. This reduction in net income was primarily due to increased operations and maintenance expenses. Net income for the year was $22.4 million lower when compared to 2005. The reduction in net income was primarily due to decreased net operating revenues and increased operations and maintenance expenses. The decrease in net operating revenues for 2006 was mainly due to a one-time increase in revenues in the third quarter of 2005 of $9.4 million resulting from the sale of bankruptcy claims against Enron Corp. and Enron North America Corp. The increased operations and maintenance expenses, as compared with last year, were due to increased general and administrative expenses.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., General Partner

Date: February 15, 2007	By:	/s/ Curtis Dinan

Curtis Dinan
Senior Vice President - Chief Financial Officer and Treasurer

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